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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     March 7, 2012

AROTECH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-23336	95-4302784
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1229 Oak Valley Drive, Ann Arbor, Michigan	48108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (800) 281-0356

(Former name or former address, if changed since last report)

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Item 8.01                      Other Events.

On March 7, 2012, Arotech Corporation (“Arotech”) signed a letter of intent (the “LOI”)  with an Israeli public company, Shladot Ltd. (“Shladot”), pursuant to which Shladot would purchase certain of the assets, subject to certain of the liabilities, of Arotech’s discontinued Armor Division in up to three stages, for a total purchase price of up to $700,000. Other than in respect of a limited number of non-financial matters such as confidentiality, the LOI is a nonbinding expression of a preliminary agreement in principle between Arotech and Shladot. There can be no assurance that the parties to the LOI will enter into a definitive agreement of purchase, or that such a definitive agreement of purchase will be on the same terms as contained in the LOI.

Because Shladot is an Israeli public company, the rules of the Tel-Aviv Stock Exchange, in contrast to U.S. securities regulations, require it to disclose when it enters into letters of intent, even those that are not binding. Accordingly, on March 7, 2012, Shladot filed an “immediate report” (the “Immediate Report”) with the Tel-Aviv Stock exchange disclosing the existence of the LOI. The foregoing reference to the Immediate Report does not constitute incorporation of any of the information thereon into this report, nor does Arotech intend such reference to constitute a representation that the Immediate Report does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. In particular, Arotech disassociates itself from any projections contained in the Immediate Report.

Arotech believes that it is should file this report in order to ensure that its stockholders have access to substantially the same information as Shladot’s stockholders. Should the LOI mature into a definitive agreement, Arotech will make all required filings with the Securities and Exchange Commission within the time period prescribed by regulation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AROTECH CORPORATION
(Registrant)
/s/ Robert S. Ehrlich
Name:	Robert S. Ehrlich
Title:	Chairman and CEO

Dated:           March 8, 2012